Exhibit 10.1

PROFESSONAL SERVICES AGREEMENT

This Professional Services Agreement (“Agreement”) is made and entered into as of the 19th day of February, 2009 (“Effective Date”), by and between Advance America, Cash Advance Centers, Inc., a Delaware corporation with its principal place of business at 135 N. Church Street, Spartanburg, South Carolina 29306 (“Advance America”) and Tony Colletti d.b.a. Colletti and Associates (“Consultant”).

RECITALS:

WHEREAS, the parties wish to enter into an agreement setting forth the terms under which Consultant will deliver the services to Advance America, as hereinafter set forth, and to determine the terms of payment to Consultant for such services;

WHEREAS, Tony Colletti, principal of Colletti and Associates, is a member of the Board of Directors of Advance America;

WHEREAS, the services to be provided to Advance America by Consultant under this Agreement, shall be in addition to the duties performed as a member of the Board of Directors of Advance America; and

NOW THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement, and for other good and valuable consideration, the adequacy of which the parties hereby acknowledge, Advance America and Consultant agree as follows:

AGREEMENT:

I.              General Terms and Conditions.

A.    Term.  This Agreement shall commence on the Effective Date and shall continue on a month-to-month basis for a period of one year unless earlier terminated by either party with thirty (30) days written notice to the other.

B.    Services.  Among other “Services” to be determined by Advance America from time to time, Consultant will (i) provide representation, knowledge, resources, and expertise in government affairs to and on behalf of Advance America; (ii) monitor and report on government-related activities relevant to Advance America as they may develop during the course of the Agreement; however, no action on such matters shall be taken without the prior approval of Advance America; (iii) assist in crafting and implementing effective communications with public and policy officials; (iv) monitor legislation and regulations on key issues important to Advance America; (v) provide ongoing strategic planning, consultation and advice on key legislative, regulatory and policy issues; and (vi) monitor and attend hearings and administrative sessions upon request.

C.    Payment.  Consultant will be compensated by Advance America for Services under this Agreement on a monthly basis.  Advance America will pay Consultant $5,000 per month for Services related to an Illinois initiative and $10,000 per month for Services related to a Federal initiative.  Advance America shall pay Consultant additional amounts for services related to such other initiatives as Advance America and Consultant may agree in the future.  Consultant will be reimbursed for reasonable business expenses associated with the provision of Services.

D.    Advance America Contact.  Consultant shall provide information to and take direction from Ken E. Compton, President and Chief Executive Officer of Advance America or his designee during the Term of this Agreement.

E.     Compliance with Laws.  Consultant agrees to comply with all lobbying or other laws, regulations and rules affecting public affairs activities and to assist Advance America in complying with and filing any reports required by applicable laws, regulations or rules.  Consultant agrees to comply with all other law or laws that apply, directly or indirectly, to the activities it engages in or provides under this Agreement.  Advance America will not pay or withhold taxes related to payments made under this Agreement and consultant agrees and acknowledges that he is not an employee of Advance America for any purpose.

F.     Confidentiality/Fiduciary Obligations.  Notwithstanding that the Services to be provided by Consultant under this Agreement are separate and apart from the services provided by Consultant to Advance America as a member of the Board of Directors, it is the intent of both parties herein that Consultant shall maintain the same fiduciary and confidentiality obligations and duties required of Consultant as a member of the Board of Directors during the provision of the Services under this Agreement and likewise enjoy the status, benefits, and indemnifications attendant to his position as a member of the Company’s Board of Directors throughout the performance of his duties hereunder.

The parties hereto have caused this Agreement to be duly executed and each of the undersigned hereby warrants and represents that, as an officer or principal of either party, they have been and are, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.

COLLETTI AND ASSOCIATES		ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

By:	/s/ Tony Colletti
	Tony Colletti	By:	/s/ Kenneth E. Compton
Kenneth E. Compton, President and
Chief Executive Officer